Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Tuesday, May 14, 2013	Telephone: (808) 969-8052

ROYAL HAWAIIAN ORCHARDS, L.P.

REPORTS FIRST QUARTER 2013 EARNINGS

Hilo, Hawaii — Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today reported a net loss of $628,000, or ($0.08) per Class A Unit for the first quarter of 2013 on revenues of $2.0 million as compared to a net loss of $8,000, or $0.00 per Class A Unit on revenues of $3.5 million for the first quarter of 2012.  The net loss in 2013 was attributable to start-up, development, and other costs of the Partnership’s branded products segment, which amounted to $522,000 and lower than normal first quarter macadamia nut production in its owned orchard segments, which resulted in a loss of $133,000.  Its farming segment generated net income of $27,000.

Total revenues of $2.0 million in the first quarter of 2013 were comprised of $1.4 million from the sale of 2.1 million pounds of wet-in-shell (“WIS”) nuts, $375,000 in contract farming revenue and $206,000 from the sales of Royal Hawaiian Orchards® products.  In comparison, total revenues in the first quarter 2012 were $3.5 million with $3.2 million from the sale of 5.2 million pounds of WIS nuts and $319,000 in contract farming revenue.  The decrease in nut sales in 2013 was primarily attributable to lower production in the Ka’u region from the persistent drought conditions from April to November 2012, which affected the critical flowering and nut development periods.  In the current year, the Partnership intends to file a claim with their crop insurer to recoup a significant portion of their losses.  Current weather conditions have been favorable and should these conditions persist through summer, the Partnership anticipates that it will recover from its first quarter orchard results.

On March 8, 2013, the Partnership sold a parcel of land to a third party for $1.215 million and received net proceeds of $1.07 million after payment of closing and other costs.  The Partnership recorded a gain of $73,000 on the sale.

On April 12, 2013, the Partnership paid a distribution of two cents ($0.02) per Class A Unit to unit holders of record as of Friday, March 29, 2013.  The distribution was made to cover the estimated 2012 tax liability of the Partnership’s unit holders and was the first distribution paid since February 15, 2008.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, bulk kernel and all natural, “better for you” snack products marketed under the Royal Hawaiian Orchards® brand name.

Royal Hawaiian Orchards, L. P.

Consolidated Statements of Comprehensive Loss (unaudited)

(in thousands, except per unit data)

	Three months
	ended March 31,
	2013	2012
Macadamia nut sales	$1,414	$3,203
Contract farming revenue	375	319
Branded product sales	206	—
Total revenues	1,995	3,522
Cost of goods and services sold
Cost of macadamia nut sales	1,112	2,400
Cost of contract farming services	348	286
Cost of branded product sales	269	—
Total cost of goods and services sold	1,729	2,686
Gross income	266	836
General and administrative expenses	818	652
Operating income (loss)	(552)	184
Interest expense	(144)	(163)
Other income	83	—
Income (loss) before income taxes	(613)	21
Income tax expense	15	29
Net (loss)	(628)	(8)

Other comprehensive income, net of tax
Amortization of prior service cost	2	2
Amortization of actuarial loss	5	4
Defined benefit pension plan	7	6
Other comprehensive income, net of tax	7	6
Comprehensive (loss)	$(621)	$(2)

Net (loss) per Class A Unit	$(0.08)	$0.00

Cash distributions per Class A Unit	$0.02	$0.00

Class A Units outstanding	7,500	7,500